Filed pursuant to 424(b)(3)
Registration No. 333-122743

SUPPLEMENT NO. 19
DATED MARCH 24, 2006
TO THE PROSPECTUS DATED AUGUST 31, 2005
OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 19 supplements certain information contained in our prospectus dated August 31, 2005 as supplemented by Supplement No. 13 dated January 11, 2006, Supplement No. 14 dated January 25, 2006, Supplement No. 15 dated February 2, 2006, Supplement No. 16 dated February 15, 2006, Supplement No. 17 dated February 27, 2006 and Supplement No. 18 dated March 7, 2006.  This supplement updates, modifies or supersedes certain information contained in the prospectus sections entitled “Suitability Standards” and “Plan of Distribution” as described below.  You should read this Supplement No. 19 together with our prospectus dated August 31, 2005 and each of the foregoing supplements thereto.

Suitability Standards

This section supplements the discussion contained in our prospectus under the heading “Suitability Standards,” which begins on page ii of the prospectus.

Effective as of March 13, 2006, the requirement that a purchaser of our shares who is a resident of the State of California have a liquid net worth of at least ten times their investment in our shares is removed in its entirety. However, California investors must continue to have either (1) a liquid net worth of at least $225,000 or (2) a minimum gross annual income of at least $60,000 and a minimum net worth of at least $60,000.

Plan of Distribution

The following information, which was previously inserted at the end of the “Plan of Distribution” section on page 171 of the prospectus, has been updated as follows:

The following table provides information regarding shares sold in our offering as of March 22, 2006.

	Shares	Gross proceeds ($) (1)	Commissions and fees ($) (2)	Net proceeds ($) (3)

From our Sponsor:	20,000	200,000	-	200,000

Shares sold in the offering:	28,828,078	288,280,785	30,269,482	258,011,303

	28,848,078	288,480,785	30,269,482	258,211,303

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.